CONSULTING SERVICES AGREEMENT


THIS AGREEMENT is made as of the 15th day of February, 2002.

BETWEEN:

         Roanoke Technology Corp.,
         (hereinafter called "Roanoke Technology" or the "Company")

         AND

         Byron L. Rambo
         (hereinafter called the "Consultant")


WHEREAS the Consultant is in the business of providing tax consulting services and is desirous of providing those consulting services to Roanoke Technology under the following terms and conditions;

AND WHEREAS Roanoke Technology is desirous of retaining the Consultant to perform consulting services under the following terms and conditions;

NOW, THEREFORE, for the mutual promises contained herein and for good valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto do agree to the following covenants, terms and conditions:

1.        Business Consultancy

         1.1 Roanoke Technology engages the Consultant and the Consultant shall provide services as set out below as a consultant on tax matters to Roanoke Technology.

         1.2 The Consultant shall as and when requested by Roanoke Technology and in a reasonable time after receiving each such request supply all advice and assistance in the Consultant's power in any matter relating to advice concerning such work.

         1.3 Without restricting the generality of the foregoing, the Consultant shall advise Roanoke Technology in regard to matters with the Internal Revenue Service in connection with non-filed tax returns and enforced collection actions. Such services will include the attempted arrangement of a collection alternative, compromise, or installment agreement of ths assessments by any other means as we may agree. Services of the Consultant shall not directly or indirectly promote or maintain a market for Roanoke Technology securities and are not and will not be provided in connection with the offer or sale of securities in a capital raising transaction for Roanoke Technology.

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2.       Fees

The total fee for this undertaking shall be $31,950 which shall be paid prior to beginning work. This si the total fee and there will be no other costs associated with this matter save for any out of pocket expenses, such as couriers, long distance charges or costs advanced by the Consultant on behalf of the Company. Based upon same, Roanoke Technology agrees to provide the Consultant for his services herein with up to 700,000 common shares of Roanoke Technology, Inc.. These shares will be registered under an S-8 registration statement.

It is understood that according to S-8 regulations, shares shall not be issued for services relating to capital fund raising or investor relations matters.

 3.   Expenses

Roanoke Technology further agrees to pay all out of pocket expenses such as couriers, long distance charges or costs advanced by the Consultant behalf of the Company. the company will be billed twice monthly for any costs and costs not paid within 15 days will cause all work to cease until costs are fully paid. No cost deposit in required at this time.

4.   Confidential Information

         4.1 The Consultant agrees not to divulge any information the Consultant received during the term of this agreement concerning the personal, financial, or other affairs of persons employed by Roanoke Technology.

         4.2 The Consultant will not, directly or indirectly, disclose or use, at any time, either during or subsequent to this agreement, any secret or any Confidential Information, knowledge or data of Roanoke Technology. The term "Confidential Information" includes, but is not limited to information emanating from Roanoke Technology, its associates, affiliates, agents, suppliers or customers or conceived or developed by the Consultant concerning research, development, patent, copyright, industrial property rights, marketing plans and strategies, profits, costs, pricing and sourcing, systems and procedures. The Consultant agrees not to use any of the foregoing Confidential Information except for the furtherance of the Consultant's obligations under this agreement. On termination of this agreement, the Consultant shall transfer and deliver to Roanoke Technology all documents, notebooks, charts, files, computers, diskettes and records containing or referring to Confidential Information, including copies, summaries and notes, in the Consultant's possession or control.

5.   Termination of Contract

Roanoke Technology will have the right to terminate the representation by Consultant at any time. Consultant will have the same right of termination, including for non-payment of fees or costs, subject to the obligation to give reasonable notice. All fees earned by Consultant are at $150 per hour and will

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be itemized upon termination any costs will be paid within 15 days of receipt of the final statement as will any refunds of unearned fees.

6.   Amendment of Contract

This Agreement may not be modified, amended, changed, rescinded or canceled without the written consent of both the Consultant and Board of Directors of Roanoke Technology except as provided herein.

7.   Severability of Terms

If any portion of this Agreement is invalid, ruled illegal by any court of competent jurisdiction, or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby. In lieu of each provision which is invalid, illegal, or unenforceable, there shall be added as part of this Agreement a provision that shall be as similar in terms of such invalid, illegal or unenforceable provision as may be possible so as to make it valid, legal and enforceable.

8.    Law and Jurisdiction

This Agreement shall be governed by the laws of the State of North Carolina, USA.

9.   Notice

Any notice to be given hereunder shall be in writing and shall be delivered personally to the Signatories of this agreement or shall be sent to the intended recipient at its address set forth above by receipted delivery or by prepaid registered mail.

10.  Benefit

This Agreement shall be binding upon and endure to the benefit of the parties hereto and their respective successors and assigns; provided however that neither party hereto shall have the right to assign or transfer its rights hereunder without the prior written consent of the other.

11.  Miscellaneous

The Consultant is NOT an employee of Roanoke Technology for the purposes of the Income Tax Act of the United States and is an independent contractor.

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IN WITNESS WHEREOF the parties hereto have executed this Consulting Services
Agreement on the 15th day of February, 2002.

Acknowledged and accepted by:


Roanoke Technology Corp.                           Byron L. Rambo

/s/ David L. Smith                                 /s/ Byron L. Rambo
------------------------------                     -----------------------------
David L. Smith, President                          Byron L. Rambo, Consultant